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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 5, 2000


                                    eFax.com
             (Exact name of registrant as specified in its charter)


               Delaware                   000-22561               77-0182451
     (State or other jurisdiction   (Commission File No.)       (IRS Employer
           of incorporation)                                 Identification No.)

                                1378 Willow Road
                          Menlo Park, California 94025
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (650) 324-0600


                            -------------------------
         (Former name or former address, if changed since last report)

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Item 5.   Other Events.

     On April 5, 2000, the Company entered into a letter of intent and a loan commitment letter with JFAX.COM, Inc., a unified Internet communications company, in which:

- The Company and JFAX.COM established the principal terms for a potential merger of the Company and JFAX.COM.

- JFAX.COM agreed to lend the Company $5 million. The loan will have an interest rate of 13% and a maturity date of August 31, 2000, subject to adjustment which could increase the maturity date by up to 60 days.

- The Company agreed to grant to JFAX.COM a warrant to acquire 250,000 shares of the Company's common stock. The warrant will have a term of two years and will be exercisable at the market price of the Company's common stock on the date of grant, but the exercise price will reset to $1.00 per share if the proposed merger of the Company and JFAX.COM does not occur. The warrant is expected to be granted prior to April 15, 2000.

- The Company agreed to grant to JFAX.COM a warrant with a term of two years and an exercise price of $1.00 per share of the Company's common stock. The warrant will be granted if the merger between the Company and JFAX.COM does not occur. The warrant will be for 750,000 shares of the Company's common stock if JFAX.COM terminates the merger discussions, other than following a material breach of the letter of intent by the Company, prior to the execution of a definitive merger agreement, or if the definitive merger agreement is terminated because JFAX.COM's shareholders fail to approve the merger or JFAX.COM materially breaches the definitive merger agreement. The warrant will be for 1,750,000 shares of the Company's common stock if the merger does not occur for any reason not discussed in the preceding sentence.

     Prior to the execution of a definitive purchase agreement, neither the Company nor JFAX.COM is required to complete the merger. In the merger, approximately 18.5 million shares of JFAX.COM common stock will be issued to the current holders of the Company's common and preferred stock. The number of shares of JFAX.COM common stock to be received will be subject to downward adjustment based on potential fluctuations in the price of JFAX.COM common stock. The formula for determining the consideration to be received by the Company's common and preferred stockholders is included in Exhibit 2.1 to this report. JFAX.COM would be the surviving corporation in the merger.

     On April 5, 2000, the Company and the current holders of all of its shares of Series A Convertible Preferred Stock entered into an exchange agreement under which the holders agreed to exchange all of their outstanding shares of Series A Convertible Preferred Stock for a new Series B Convertible Preferred Stock. The Series B shares have a stated value which reflects the 25% premium that the holders would have had the right, under the Series A Convertible Preferred Stock, to receive in cash at the time of the Company's merger with JFAX.COM. The Company has the right to require the Series B stockholders to accept JFAX.COM common stock at the closing of the merger in return for any shares of Series B Convertible Preferred Stock which they then own. The Series B Convertible Preferred Stock will be convertible into shares of the Company's common stock based on the average closing bid price of the Company's common stock for the 20 trading days beginning on April 7, 2000.


Item 7.   Financial Statements and Exhibits

     (c)  Exhibits

     2.1 Letter of Intent, dated April 5, 2000, from JFAX.COM, Inc. to the Registrant.

     3.1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant.

     3.2 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Registrant.

     4.1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (Filed as Exhibit 3.1 hereto).

     4.2 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Registrant (Filed as Exhibit 3.2 hereto).

    10.1 Exchange Agreement, dated as of April 5, 2000, between the Registrant and the current holders of the Registrant's Series A Preferred Stock.

    99.1 Press release, dated April 5, 2000, relating to the proposed merger of the Registrant and JFAX.COM.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EFAX.COM, INC.


                                        /s/ TODD J. KENCK
                                        -----------------------------
                                        Todd J. Kenck
                                        Vice President of Finance and
                                        Chief Financial Officer

Dated: April 6, 2000
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                                 EXHIBIT INDEX

 2.1      Letter of Intent, dated April 5, 2000, from JFAX.COM, Inc. to the
          Registrant.

 3.1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant.

 3.2 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Registrant.

 4.1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (Filed as Exhibit 3.1 hereto).

 4.2 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Registrant (Filed as Exhibit 3.2 hereto).

10.1 Exchange Agreement, dated as of April 5, 2000, between the Registrant and the current holders of the Registrant's Series A Preferred Stock.

99.1 Press release, dated April 5, 2000, relating to the proposed merger of the Registrant and JFAX.COM.